UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	September 8, 2011

Wireless Telecom Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New Jersey
(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road
Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 8, 2011, Hazem Ben-Gacem resigned from the board of directors (the “Board”) of Wireless Telecom Group, Inc. (the “Company”).  Mr. Ben-Gacem’s resignation was not the result of any disagreement with the Company.

Also effective September 8, 2011, by unanimous vote, the Board elected Anand Radhakrishnan as a member of the Board to fill the vacancy created by Mr. Ben-Gacem’s resignation.

Mr. Radhakrishnan, age 36, joined the Company in September of 2011 as a member of the Board.  Mr. Radhakrishnan is a Principal at Investcorp Technology Partners and has worked there since 2002.  Previously, he was with The Carlyle Group in Washington, D.C., where he worked in the Venture Capital Group and at Robertson Stephens in San Francisco, where he was a member of the Technology Mergers and Acquisitions Team.  He currently sits on the boards of Kentrox, OpSec Security Group and Zeta Interactive.  Mr. Radhakrishnan holds a BS in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology and an MBA with Distinction from the Harvard Business School.

Mr. Radhakrishnan has had no prior relationship with the Company and has not been a party to any transaction with the Company. There is no family relationship among any of the current directors or executive officers of the Company.

The foregoing is qualified in its entirety by reference to the press release of the Company dated September 13, 2011 (the “Press Release”), a copy of which is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in its entirety into this Item 5.02.

Item 8.01.	Other Events.

In the Press Release, the Company also announced that the Board has authorized the repurchase of up to approximately 2,600,000 of the Company’s shares of common stock, to be made from time to time in the open market at management’s discretion. A copy of the Press Release is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number

99.1	Press Release issued by Wireless Telecom Group, Inc. on September 13, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: September 13, 2011	By:	/s/ Paul Genova
Paul Genova
Chief Executive Officer and Director

EXHIBIT INDEX

99.1	Press Release issued by Wireless Telecom Group, Inc. on September 13, 2011.